                                                                    Exhibit 99.1

For Immediate Release                        For additional information contact:
                                             Peter J. O'Hanlon or Jon M. Donnell
                                             (614) 761-6000

                          Dominion Homes Reports Record
                        Net Income for the Third Quarter
                          And First Nine Months of 2002

DUBLIN, Ohio - October 29, 2002 - Dominion Homes (NASDAQ:DHOM) reported net income for the three months ended September 30, 2002 increased 23% to a record $7.2 million from $5.9 million for the three months ended September 30, 2001. Fully diluted earnings per share was $0.89 for both third quarter 2002 and 2001, due principally to the dilutive impact of the sale by the Company of 1,503,900 of its common shares during June and July of 2002. The weighted average number of fully diluted shares outstanding during the three months ended September 30, 2002 increased 24% to 8,142,590 shares, compared to 6,585,335 shares during the three months ended September 30, 2001.

Revenues for third quarter 2002 increased 15% to $139.4 million, from the delivery of 724 homes, compared to revenues for third quarter 2001 of $121.1 million, from the delivery of 631 homes. The $18.3 million increase in revenues was primarily due to the delivery of 93 more homes resulting from a higher percentage of closings of smaller, affordable homes and improved building times. As a result of the increase in home deliveries, the Company's gross profit for third quarter 2002 increased 15% to $32.7 million from $28.3 million for third quarter 2001. Increases in selling, general and administrative expenses are mainly attributable to variable costs associated with delivering more homes. Interest expense declined 36% or $1.1 million, due principally to the reduction of debt that resulted from the sale of additional common shares.

Net income for the first nine months of 2002 increased 77% to a record $17.6 million from $9.9 million for the same period last year. Fully diluted earnings per share increased to $2.46 per share for the first nine months of 2002, compared to $1.51 per share for the same period the previous year. As a result of the Company's sale of common shares in June and July 2002, the weighted average number of fully diluted shares outstanding during the nine months ended September 30, 2002 increased to 7,143,744 shares, compared to 6,568,799 shares during the nine months ended September 30, 2001.

Revenues for the first nine months of 2002 increased 33% to $370.9 million, from the delivery of 1,944 homes, compared to revenues of $279.1 million for the same period the previous year, from the delivery of 1,444 homes. Gross profit for the first nine months of 2002 increased 32% to $84.9 million from $64.1 million for the same period the previous year.

As previously reported in the Company's press release dated October 15, 2002, the Company sold a third quarter record 605 homes during the three months ended September 30, 2002, representing a sales value of $109.6 million, compared to 484 homes, representing a sales value of $89.7 million, sold during third quarter 2001. The Company sold 1,947 homes during the first nine months of 2002, representing a sales value of $355.3 million, compared to 1,779 homes, representing a sales value of $332.6 million during the first nine months of 2001.

The Company had a backlog of 1,035 contracts, with a sales value of $198.3 million, on September 30, 2002 compared to a backlog of 1,112 contracts, with a sales value of $214.7 million, on September 30, 2001.

The Company sold 1,450,000 common shares on June 28, 2002 and an additional 53,900 shares on July 29, 2002 for a total of 1,503,900 shares, all at a public offering price of $20 per share. After payment of expenses, the Company used the combined net proceeds of approximately $27.4 million to reduce debt. Shareholders' equity at September 30, 2002 was $125.9 million versus $81.6 million at December 31, 2001.

The Company's third quarter 2002 conference call to discuss earnings will take place at 4:00 PM on Tuesday October 29, 2002. Interested parties may listen in by accessing the Company's website at www.dominionhomes.com, selecting either the Central Ohio or Louisville, Kentucky location and then selecting "Third Quarter Analyst's Webcast Conference Call."

Dominion Homes offers three distinct series of homes, which are differentiated by size, price, standard features and available options. The Company's "The Best of Everything" philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report and Form 10-K for the year ended December 31, 2001 and our Registration Statement filed on May 31, 2002. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

                              FINANCIAL HIGHLIGHTS
                                   (Unaudited)
               (In thousands, except share and per share amounts)

                     Consolidated Statements of Operations

                                                        Three Months Ended             Nine Months Ended
                                                          September 30,                  September 30,
                                                      2002            2001          2002                2001
Revenues                                        $  139,360       $  121,053      $  370,900       $  279,064
Cost of real estate sold                           106,654           92,712         285,961          214,925
                                                ----------       ----------      ----------       ----------
Gross profit                                        32,706           28,341          84,939           64,139
Selling, general and administrative                 18,491           14,940          48,123           38,479
                                                ----------       ----------      ----------       ----------
Income from operations                              14,215           13,401          36,816           25,660
Interest expense                                     1,912            2,970           6,777            8,266
                                                ----------       ----------      ----------       ----------

      Income before income taxes                    12,303           10,431          30,039           17,394

Provision for income taxes                           5,076            4,550          12,446            7,476
                                                ----------       ----------      ----------       ----------

        Net income                              $    7,227       $    5,881      $   17,593       $    9,918
                                                ==========       ==========      ==========       ==========

Earnings per share
    Basic                                       $      .90       $      .93      $     2.50       $     1.56
                                                ==========       ==========      ==========       ==========
    Diluted                                     $      .89       $      .89      $     2.46       $     1.51
                                                ==========       ==========      ==========       ==========

Weighted average shares outstanding
    Basic                                        8,025,071        6,349,924       7,026,853        6,352,357
                                                ==========       ==========      ==========       ==========
    Diluted                                      8,142,590        6,585,335       7,143,744        6,568,799
                                                ==========       ==========      ==========       ==========


                           Consolidated Balance Sheet

                                                                                 September 30,     December 31,
                                                                                     2002              2001
                                                                                   --------          --------
                                    ASSETS
Cash and cash equivalents                                                         $     4,243      $     5,619
Accounts receivable, net                                                                  741            2,882
Real estate inventories                                                               260,561          230,024
Prepaid expenses and other                                                              3,630            3,963
Deferred income taxes                                                                   6,763            5,865
Net property and equipment                                                              6,183            6,193
                                                                                  -----------      -----------
              Total assets                                                        $   282,121      $   254,546
                                                                                  ===========      ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Note payable, banks                                                               $   106,540      $   131,511
Term debt                                                                               2,134            2,358
Other liabilities                                                                      47,549           39,110
                                                                                  -----------       ----------
         Total liabilities                                                            156,223          172,979
Total shareholders' equity                                                            125,898           81,567
                                                                                  -----------      -----------
                  Total liabilities and shareholders' equity                      $   282,121      $   254,546
                                                                                  ===========      ===========

                     Land Inventory as of September 30, 2002

                                                                                Unimproved
                                         Finished          Lots Under              Land                Total
Land Inventory                             Lots            Development        Estimated Lots       Estimated Lots
------------------------------------ ------------------ ------------------ ---------------------- ------------------
Owned by the Company:
    Central Ohio                                 1,085              1,304                  5,838              8,227
    Louisville, Kentucky                           176                182                    393                751
Controlled by the Company:
    Central Ohio                                     -                  -                  5,919              5,919
    Louisville, Kentucky                             -                  -                    267                267
                                     ------------------ ------------------ ---------------------- ------------------
                                                 1,261              1,486                 12,417             15,164
                                     ------------------ ------------------ ---------------------- ------------------


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